EXHIBIT 10.2

FIRST AMENDMENT TO OFFICE AGREEMENT LEASE

This First Amendment to Office Lease Agreement (this “First Amendment”) is made and entered into as of April 14, 2011, by and between CITY CENTER BELLEVUE PROPERTY LLC, a Delaware limited partnership (“Landlord”), and ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S :

A.     Landlord (as successor-in-interest to WA-City Center Bellevue, L.L.C.) and Tenant are parties to that certain Office Lease Agreement, dated July 1, 2003 (the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord 17,833 rentable square feet of space (the “Existing Premises”) on the fifteenth (15th) floor of the building located at 500 108th Avenue NE, Bellevue, Washington (the “Building”).

B.     The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.     Terms.   All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease, unless expressly provided otherwise in this First Amendment.

2.	Premises and Building.

2.1     Existing Premises and Building. Tenant hereby acknowledges and agrees that Tenant currently occupies the Existing Premises and that Tenant shall continue to accept the Existing Premises in its currently existing, “as is” condition, and, except as set forth in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Existing Premises or Building or with respect to the suitability of the Existing Premises or Building for the conduct of Tenant’s business. Effective as of the “Existing Premises Extended Term Commencement Date,” as that term is defined in Section 3.2, below, with respect to the Existing Premises, and effective as of the date hereof with respect to the “Expansion Premises,” as that term is defined in Section 2.2, below, the Rentable Square Footage of the Building shall be deemed to equal 486,213.

2.2     Lease of Expansion Premises. Effective as of the “Expansion Premises Commencement Date,” as that term is defined in Section 3.1, below, the “Premises,” as that term is defined in the Lease, shall contain approximately 23,351 rentable square feet of space in the

Building and shall consist of (a) the Existing Premises, and (b) 5,518 rentable square feet of space located on the fourteenth (14th ) floor of the Building and known as Suite 1450, as set forth on Exhibit A, attached hereby (the “Expansion Premises”). Subject to the terms of Section 4.2, below, the rentable and usable square footages of the Premises (including the Existing Premises and the Expansion Premises) shall be as set forth herein and shall not be subject to remeasurement or modification. Tenant shall accept the Expansion Premises in their existing, “as is” condition and, except as specifically set forth in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Premises or with respect to the suitability of the Expansion Premises for the conduct of Tenant’s business.

2.3     Right of First Offer. Subject to the terms of this Section 2.3, Landlord hereby grants to the Tenant named in this First Amendment (the “Original Tenant”) or any assignee permitted pursuant to the terms of Section XII.E of the Office Lease (a, “Permitted Assignee”) a continuing right of first offer with respect to all of the rentable square footage located on the fourteenth (14th) floor of the Building other than the Expansion Premises (the “First Offer Space”). The First Offer Space is more particularly set forth on Exhibit A-l, attached hereto. Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases of the First Offer Space (including renewals of any such leases, so long as any such renewal is expressly set forth in such lease, but regardless of (i) whether any such rights are executed strictly in accordance with their terms, and (ii) whether such renewal is consummated pursuant to a lease amendment or a new lease), and with respect to any First Offer Space which is unleased as of the date of this First Amendment, Tenant’s first offer right shall commence only following the expiration or earlier termination of the next lease entered into by Landlord after the date hereof for such space (including any renewal of any such lease, so long as any such renewal is initially set forth in such lease, but regardless of (a) whether any such rights are executed strictly in accordance with their terms, and (b) whether such renewal is consummated pursuant to a lease amendment or a new lease). In addition, such right of first offer shall be subordinate to all existing rights of other tenants which rights relate to the First Offer Space and are currently set forth in leases existing as of the date hereof, including any expansion, first offer, first negotiation and other rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to a lease amendment or a new lease. All such existing tenants of the First Offer Space, all tenants that lease unleased First Offer Space in accordance with the terms hereof, all tenants under “Intervening Leases,” as that term is defined in Section 1.2.7, below, and all tenants with an existing right to lease the First Offer Space are collectively referred to as the “Superior Right Holders”. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 2.3.

2.3.1   Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) from time to time when the First Offer Space or any portion thereof becomes available for lease to third parties, provided that no Superior Right Holder wishes to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the “First Offer Rent,” as that term is defined in Section 2.3.3, below, at which

Landlord is willing to lease such space to Tenant. In no event shall Landlord have the obligation to deliver a First Offer Notice (and Tenant have no right to exercise its right under this Section 2.3) to the extent that the “First Offer Commencement Date,” as that term is defined in Section 2.3.5, below, is anticipated by Landlord to occur during the last two (2) years of the then term of the Lease, as amended.

2.3.2   Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord (the “First Offer Exercise Notice”) of Tenant’s election to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice and this Section 2.3, and upon, and concurrent with, such exercise, Tenant may, at its option, object to the First Offer Rent contained in the First Offer Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.3.8, below. If Tenant does not timely deliver the First Offer Exercise Notice, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

2.3.3   First Offer Rent. The rent payable by Tenant for the First Offer Space (the “First Offer Rent”) shall be equal to rent, including all escalations, at which tenants, as of the First Offer Commencement Date are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the First Offer Space for a similar lease term, which comparable space is located in the Building and in “Comparable Buildings,” as that term is defined, below (“Comparable First Offer Transactions”), in either event taking into consideration only the following concessions (the “First Offer Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the First Offer Space, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by a typical general office user, and (c) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. The First Offer Concessions shall be reduced on a proportionate basis to the extent the length of the term of Tenant’s lease of the subject First Offer Space shall be shorter than the length of the term of the Comparable First Offer Transactions. If First Offer Concessions are granted to Tenant, Landlord may, at Landlord’s sole option, elect either (A) to grant some or all of the First Offer Concessions to Tenant in the form as described above (i.e., as free rent or as an improvement allowance), or (B) to adjust the rental rate component of the First Offer Rent to be an effective rental rate which takes into consideration the total dollar value of the applicable First Offer Concessions (in which case the subject First Offer Concessions evidenced in the effective rental rate shall not be granted to Tenant). Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes in connection with any First Offer Space leased by Tenant in accordance with the terms of the Lease, as amended hereby (i.e., on a “triple net” basis), provided that Tenant’s Pro Rata Share with respect to the First Offer Space shall be calculated by dividing the rentable square footage of the First Offer Space by the Rentable Square Footage of the Building. Comparable First Offer Transactions which are not “triple net” in nature shall be equitably modified (based upon reasonable estimates of operating and taxes expenses for the subject project) in order to adjust the same to reflect a “triple net” transaction. The First Offer Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations with respect to the First Offer Space. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable First Offer Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then- existing financial condition of Tenant and such other tenants). For purposes of this Fourth Amendment, the term “Comparable Buildings” shall mean first-class office buildings located in the center business district of downtown Bellevue, Washington, that contain no less than 250,000 rentable square feet.

2.3.4   Construction In First Offer Space. Tenant shall take the First Offer Space in its “as is” condition (provided that the foregoing shall not alter or modify Landlord’s obligation to deliver the First Offer Space in the condition set forth in the First Offer Notice, including any work required to be performed by Landlord as and to the extent provided for in Landlord’s First Offer Notice), and the construction of improvements in the First Offer Space shall comply with the terms of Section IX.C of the Lease. Any tenant improvement allowance to which Tenant may be entitled for First Offer Space leased by Tenant shall be as determined as part of the First Offer Rent.

2.3.5   Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 2.3. Except as otherwise specifically provided for in this Section 2.3, Tenant shall lease the First Offer Space upon the terms and conditions set forth in the Lease, as amended hereby. The rentable square footage of any First Offer Space leased by Tenant shall be calculated by Landlord pursuant to the then current Standard Method for Measuring Floor Area in Office Buildings, as promulgated by the Building Owners and Managers Association, and any accompanying guidelines. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date of delivery of the First Offer Space to Tenant (the “First Offer Commencement Date”) and shall terminate concurrently with the remainder of Tenant’s Premises.

2.3.6   First Offer Spaces. Tenant shall have the right, but not the obligation, to rent up to two and one-half (2.5) unreserved parking spaces for every 1,000 rentable square feet of First Offer Space leased by Tenant (the “First Offer Spaces”) upon and subject to the terms of the Lease, as amended hereby, provided that, notwithstanding anything in Section 6 of this First Amendment to the contrary, Tenant shall pay to Landlord for such First Offer Spaces the prevailing market rate charged by landlords of Comparable Buildings for comparable parking, plus any applicable taxes. Subject to the foregoing, the First Offer Spaces shall be “Spaces” for purposes of the Lease, as amended hereby.

2.3.7   Termination of Right of First Offer. The rights contained in this Section 2.3 shall be personal to the Original Tenant or a Permitted Assignee, as the case may be and may only be exercised by the Original Tenant or a Permitted Assignee, as the case may be, (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in the Lease, as amended hereby) if the Original Tenant or a Permitted Assignee, as the case may be, occupies the entire Premises. The right of first offer granted herein shall not terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord and Landlord shall re-offer such space to Tenant upon the expiration or earlier termination of the next lease entered into by Landlord following Tenant’s failure to exercise its right to lease the applicable First Offer Space (an “Intervening Lease”), including any renewal of such lease, so long as any such renewal is initially set forth in such lease, but regardless of (i) whether any such renewal is exercised strictly in accordance with its terms, or (ii) whether such renewal is consummated pursuant to a lease amendment or a new lease. Tenant shall not have the right to lease First Offer Space, as provided in this Section 2.3, if, as of the date of the attempted exercise of any right of first offer by Tenant, or, at Landlord’s option, as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease, as amended hereby, after the expiration of any applicable notice and cure period.

2.3.8   Determination of First Offer Rent. In the event Tenant timely and appropriately objects to the First Offer Rent, Landlord and Tenant shall attempt to agree upon the First Offer Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) business days following Tenant’s objection to the First Offer Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the First Offer Rent, as the case may be, within fifteen (15) business days, and such determinations shall be submitted to arbitration in accordance with Sections 2.3.8.1 through 2.3.8.7, below.

 2.3.8.1   Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in downtown Bellevue, Washington. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted First Offer Rent, is the closest to the actual First Offer Rent as determined by the arbitrators, taking into account the requirements of Section 2.3.3 of this First Amendment. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date.

 2.3.8.2   The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

 2.3.8.3   The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted First Offer Rent, and shall notify Landlord and Tenant thereof.

 2.3.8.4   The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

2.3.8.5     If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.3.8.6     If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.3.8.

2.3.8.7     The cost of arbitration shall be paid by Landlord and Tenant equally.

3.	Term.

3.1     Expansion Premises. The term of Tenant’s lease of the Expansion Premises shall commence upon the date (the “Expansion Premises Commencement Date”) that is the earlier to occur of (i) the date Tenant commences the conduct of business in any portion of the Expansion Premises (exclusive of any early occupancy in connection with cabling or other work in order to prepare the space for Tenant’s occupancy), and (ii) the date of the Expansion Premises are “Ready for Occupancy,” as that term is defined in Section 5 of the Tenant Work Letter (which is anticipated to occur as of September 1, 2011 (the “Anticipated Expansion Premises Commencement Date”)) and shall continue through and include September 30, 2023 (the “New Expiration Date”), unless the Lease, as amended by this First Amendment, is sooner terminated or extended as provided in the Lease, as amended hereby. The term of Tenant’s lease of the Expansion Premises commencing as of the Expansion Premises Commencement Date and continuing through and including the New Expiration Date is referred to herein as the “Expansion Term.”

3.2     Existing Premises. Landlord and Tenant hereby acknowledge and agree that Tenant’s lease of the Existing Premises is schedule to expire as of September 30, 2013 (the “Scheduled Expiration Date”). Notwithstanding the foregoing, Landlord and Tenant further acknowledge and agree that the term of Tenant’s lease of the Existing Premises is hereby extended to, and shall expire concurrently with, Tenant’s lease of the Expansion Premises on, the New Expiration Date. The term of Tenant’s lease of the Existing Premises, commencing as of October 1, 2013 (the “Existing Premises Extended Term Commencement Date”) and continuing through and including the New Expiration Date is referred to herein as the “Existing Premises Extended Term”.

3.3     Renewal Options. Landlord and Tenant hereby acknowledge and agree that Tenant shall continue to have the rights to extend the term following the Extended Expiration Date, subject to and in accordance with the terms of Sections III and IV of Exhibit E to the Lease. In connection with the foregoing, references in Section III of Exhibit E to the Lease to the “Termination Date” shall be deemed to be references to the New Expiration Date. Landlord and Tenant hereby acknowledge and agree that Tenant’s renewal rights under Sections III and IV of Exhibit E to the Lease shall be applicable to all (and not less than all) of the then Premises leased by Tenant.

4.	Base Rent.

4.1     Existing Premises Prior to Existing Premises Extended Term. Tenant shall continue to pay Base Rent for the Existing Premises for the period through and including the Scheduled Expiration Date in accordance with the terms of the Lease. Notwithstanding the foregoing, provided that Tenant’s in not in default of the Lease, as amended hereby, Tenant shall not be obligated to pay the monthly Base Rent due for the Existing Premises for each of the first six (6) full calendar months immediately following the date of the full execution and unconditional delivery of this First Amendment (the “Existing Premises Rent Abatement Period”).

4.2     Existing Premises During Existing Premises Extended Term. During the Existing Premises Extended Term, Tenant shall pay monthly Base Rent for the Existing Premises in the amount set forth below, which amounts shall be paid in accordance with the terms of the Lease. Notwithstanding anything contained in the Lease, as amended hereby, to the contrary, effective as of the Existing Premises Extended Term Commencement Date, the Existing Premises shall be deemed to contain 18,561 rentable square feet of space. Accordingly, as of the Existing Premises Extended Term Commencement Date, the Premises (comprised of the Existing Premises and the Expansion Premises) shall consist of 24,079 rentable square feet of space (which shall not be subject to re-measurement or modification).

Period of Existing Premises Extended Term	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
October 1, 2013 – September 30, 2014	$39,442.13	$25.50
October 1, 2014 – September 30, 2015	$40,988.88	$26.50
October 1, 2015 – September 30, 2016	$42,535.63	$27.50
October 1, 2016 – September 30, 2017	$44,082.38	$28.50
October 1, 2017 – September 30, 2018	$45,629.13	$29.50
October 1, 2018 – September 30, 2019	$47,175.88	$30.50
October 1, 2019 – September 30, 2020	$48,722.63	$31.50

October 1, 2020 – September 30, 2021	$50,269.38	$32.50
October 1, 2021 – September 30, 2022	$51,816.13	$33.50
October 1, 2022 – September 30, 2023	$53,362.88	$34.50

4.3     Expansion Premises. During the Expansion Term, Tenant shall pay monthly Base Rent for the Expansion Premises in the amount set forth below, which amounts shall be paid in accordance with the terms of the Lease.

Period of Expansion Term	Monthly Installment of Base Rent	Annual Base Rent per Rentable Square Foot
Expansion Premises Commencement Date – 9/30/12	$10,806.08	$23.50
10/1/12 – 9/30/13	$11,265.92	$24.50
10/1/13 – 9/30/14	$11,725.75	$25.50
10/1/14 – 9/30/15	$12,185.58	$26.50
10/1/15 – 9/30/16	$12,645.42	$27.50
10/1/16 – 9/30/17	$13,105.25	$28.50
10/1/17 – 9/30/18	$13,565.08	$29.50
10/1/18 – 9/30/19	$14,024.92	$30.50
10/1/19 – 9/30/20	$14,484.75	$31.50
10/1/20 – 9/30/21	$14,944.58	$32.50
10/1/21 – 9/30/22	$15,404.42	$33.50
10/1/22 – 9/30/23	$15,864.25	$34.50

Notwithstanding the foregoing, Tenant shall not be obligated to pay an amount equal to $10,806.08 of the monthly Base Rent due for the Expansion Premises for the first eight (8) months of the Expansion Term (the “Expansion Premises Rent Abatement Period”).

5.     Expenses and Taxes.

5.1     Existing Premises Prior to Existing Premises Extended Term. Prior to the Existing Premises Extended Term, Tenant shall continue to pay Tenant’s Pro Rata Share of Expenses and Taxes for the Existing Premises in accordance with the terms of the Lease; provided, however, that in no event shall Tenant be obligated to pay Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Existing Premises during the Existing Premises Rent Abatement Period.

5.2     Existing Premises During Existing Premises Extended Term. During the Existing Premises Extended Term, Tenant shall continue to pay Expenses and Taxes for the Existing Premises in accordance with the terms of the Lease, provided that as of the Existing Premises Extended term Commencement Date, Tenant’s Pro Rata Share shall equal 3.8175%.

5.3     Expansion Premises. During the Expansion Term, Tenant shall to pay Expenses and Taxes for the Expansion Premises in accordance with the terms of the Lease, provided that, with respect to the Expansion Premises, (i) in no event shall Tenant be obligated to pay Tenant’s Pro Rata Share of Expenses and Taxes during the Expansion Premises Rent Abatement Period, and (ii) Tenant’s Pro Rata Share shall equal 1.1349%.

5.4     Other Terms. Effective retroactively to January 1, 2011, Landlord and Tenant hereby acknowledge and agree that the last paragraph of Section IV.C of the Lease (starting with the words “In addition, for purposes of computing Tenant’s Pro Rata Share of Expenses”) is hereby deleted in its entirety and is replaced with the following:

“In addition, for purposes of computing Tenant’s Pro Rata Share of Expenses, ‘Controllable Expenses,’ as that term is defined, below, shall not increase by more than 3% per calendar year calculated on a compounding and cumulative basis over the course of the Term commencing with a comparison of Controllable Expenses for the calendar year 2011 vis-à-vis Controllable Expenses for the calendar year 2010 (the ‘Reference Year’). Accordingly, Controllable Expenses for the calendar year 2011 shall not exceed 103% of Controllable Expenses for the Reference Year. By way of illustration, if Controllable Expenses for the Reference Year were $10.00 per rentable square foot, then Controllable Expenses for the calendar year 2011 shall not exceed $10.30 per rentable square foot, and Controllable Expenses for the calendar year 2012 shall not exceed $10.609 per rentable square foot. ‘Controllable Expenses’ shall mean all Expenses exclusive of the cost of insurance, utilities and capital improvements. In the event that Tenant shall lease the Premises during any renewal term, then the Reference Year shall become the calendar year immediately preceding the calendar year in which the subject renewal term commences.”

6.     Parking.

6.1     In General. The first sentence of Section I.A of Exhibit E to the Office Lease is hereby deleted and is replaced with the following: “During the Term, Tenant shall have the right, but not the obligation, to lease up to 45 unreserved parking spaces (the ‘Spaces’) in the Building’s parking garage (the ‘Garage’) for the use of Tenant and its employees.” Further, all references in Section I of Exhibit E to the “Surface Spaces” or “Surface Lot” are hereby deemed to be deleted and of no further force or effect.

6.2     Existing Premises Prior to Existing Premises Extended Term. Prior to the Existing Premises Extended Term, Tenant shall continue to have the right, but not the obligation, to lease forty-five (45) unreserved Spaces in the Garage (the “Existing Premises Spaces”) upon and subject to the terms of the Lease (including, without limitation, the parking rates provided in Section I.B of the Exhibit E to the Lease.

6.3     Existing Premises During Existing Premises Extended Term. During the Existing Premises Extended Term, Tenant shall continue to have the right, but not the obligation, to lease the Existing Premises Spaces upon and subject to the terms of the Lease; provided, however, that during the Existing Premises Extended Term, Tenant shall pay the parking charges for such Existing Premises Spaces at the same rates applicable from time-to-time to the “Expansion Premises Spaces,” as that term is defined in Section 6.4, below.

6.4     Expansion Premises; Parking Charges. In connection with Tenant’s lease of the Expansion Premises, during the Expansion Term, Tenant shall have the right, but not the obligation, to lease 14 unreserved spaces in the Garage (the “Expansion Premises Spaces”). The Expansion Premises Spaces shall be deemed to be “Spaces” for purposes of the Lease, provided that, notwithstanding anything contained in the Lease, as amended hereby, to the contrary, Tenant shall pay an amount (the “Parking Charge”) per month for each Expansion Premises Space rented by Tenant equal to the applicable amounts set forth below:

Period of Expansion Term	Monthly Parking Charge Per Space

Expansion Premises Commencement Date – 9/30/13	$125.00

10/1/13 – 9/30/14	$170.00

10/1/14 – 9/30/15	$180.00

10/1/15 – 9/30/16	$190.00

As of October 1, 2016 and on each October 1 thereafter occurring during the Extended Term (each, a “Parking Adjustment Date”), the Parking Charge shall equal the prevailing parking rate charged by Landlord at the Building; provided, however, that (i) as of the October 1, 2016 Parking Adjustment Date and on each Parking Adjustment Date thereafter, in no event shall the

Parking Charge increase by more than five percent (5%) of the Parking Charge applicable immediately prior to the subject Parking Adjustment Date, calculated on a cumulative and compounded basis, and (ii) in no event shall the Parking Charge be less than $190.00 for each unreserved Space per month nor more than $250.00 for each unreserved Space per month. As provided in Section 6.2, above, Landlord and Tenant hereby acknowledge and agree that the Parking Charges set forth in this Section 6.2 shall be applicable to the Existing Premises Spaces as of the Existing Premises Extended Term Commencement Date (e.g., as of October 1, 2013, Tenant shall pay $170.00 per month for each Existing Premises Space rented by Tenant). In addition to the Parking Charge, Tenant shall be responsible for all taxes associated with Tenant’s Spaces. Notwithstanding anything contained herein to the contrary, during the Renewal Term and the Second Renewal Term, as applicable, Tenant shall pay the prevailing parking rate charged by Landlord from time to time at the Building, plus any applicable taxes (except to the extent otherwise agreed upon in writing by Landlord and Tenant (in each parties’ sole discretion)).

6.5     Other Terms. Subject to the maximum number of Spaces to which Tenant is entitled pursuant to the terms of the Lease, as amended hereby, Tenant may increase or decrease the number of Spaces rented by Tenant upon not less than thirty (30) days notice to Landlord.

7. Normal Business Hours. Section I.P of the Lease is hereby deleted in its entirety and is replaced with the following:

‘“Normal Business Hours’ for the Building are 6:00 a.m. to 7:00 p.m. on Business Days, and 8:00 a.m. to 1:00 p.m. on Saturdays”

8. Insurance. Section XV of the Lease is hereby deleted in its entirety and is replaced with the following:

“15.1 In General. Tenant shall maintain the following coverages in the following amounts.

15.1.1

Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant’s operations and contractual liabilities including a Broad Form Vendor’s Additional Insured endorsement and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate

Personal Injury Liability	$5,000,000 each occurrence $5,000,000 annual aggregate 0% Insured’s participation

The provisions of Section XVI shall specifically be applicable to the Leasehold Improvements.

15.1.2

Physical Damage Insurance covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all Leasehold Improvements. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co- insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion, and providing business interruption coverage for a period of one year.

15.1.3	Worker’s Compensation and Employer’s Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.

15.2

Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party the Landlord so specifies, as an additional insured, including Landlord’s managing agent, if any; (ii) provide contractual liability coverage in standard form, subject to exceptions and exclusions set forth in such standard form; (iii) be issued by an insurance company having a rating of not less than A-:X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of Washington; (iv) be primary and noncontributory insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (v) provide that said insurance shall not be canceled unless thirty (30) days’ prior written notice (or ten (10) business days in the case of non- payment of premium) shall have been given to Landlord and any mortgagee of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Commencement Date and at least ten (10) business days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within five (5) days after delivery to Tenant of bills therefor.

15.3

Casualty/Assignment of Leasehold Improvement Proceeds. Upon the occurrence of any damage to the Premises, upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 15.1.2(ii) of this Lease, and Landlord shall repair any injury or damage to the Leasehold Improvements installed in the Premises and shall return such Leasehold Improvements to their original condition; provided that (i) Tenant shall be permitted to promptly request commercially reasonable changes to the Leasehold Improvements (subject to Landlord’s approval, which shall not be unreasonably withheld) to the extent required in order that the insurance proceeds under Section 15.1.2(ii) (assuming Tenant carried such insurance as is required hereunder) shall be sufficient to cover the cost of the repairs to and/or restoration of the Leasehold Improvements, and (ii) if the reasonable cost of such repair of the Leasehold Improvements (as and to the extent modified by Tenant under item (i), above) by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage.”

9.     Required Removables. Landlord and Tenant hereby acknowledge and agree that, notwithstanding anything contained in the Lease to the contrary, except to the extent otherwise notified by Landlord in writing, Tenant shall at Tenant’s sole cost and expense, prior to the expiration or earlier termination of the Lease, as amended hereby, (i) removal all cabling exclusively serving the Premises (whether located inside or outside the Premises), and (ii) remove any internal stairwell constructed under the Lease, as amended hereby, and restore the floor/ceiling (including, without limitation, structural elements) where the stairwell previously existed. In connection with the foregoing, Tenant further acknowledges and agrees that Tenant, at Tenant’s sole cost and expense, shall (a) repair all damage caused by any removal required under this Section 9, and (b) restore all areas affected by any removal required under this Section 9 to a Building standard tenant improved condition. Tenant hereby acknowledges and agrees that all work performed by Tenant hereunder shall be performed by Tenant subject to and in accordance with the term of Section IX.C of the Lease. Without limitation of the foregoing, all plans and specifications relating to the stairwell removal and floor/ceiling restoration shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

10.     Notices. Notwithstanding anything to the contrary set forth in the Lease, effective as of the date of this First Amendment, any notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

c/o Beacon Capital Partners, LLC 11755 Wilshire Boulevard Suite 1770 Los Angeles, California 90025 Attention: Mr. Jeremy B. Fletcher

And

c/o Beacon Capital Partners, LLC 200 State Street, 5th Floor Boston, Massachusetts 02109 Attention: General Counsel

And

Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

11.     Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than The Broderick Group and Pacific Real Estate Partners (“Brokers”) and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Brokers. The terms of this Section 11 shall survive the expiration or earlier termination of the Lease, as hereby amended.

12.     No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

13.     Counterparts. This First Amendment may be executed in multiple counterparts and each counterpart, when fully executed and delivered, shall constitute an original instrument and all such multiple counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

CITY CENTER BELLEVUE PROPERTY LLC, a Delaware limited partnership		ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation

By:	/s/ Michael Bruckner	By:	/s/ Robert D. George
	Michael Bruckner		Its:	VP, CFO
Managing Director
By:
Its:

NOTARY PAGE

STATE OF Washington )
) ss.
COUNTY OF King )

I certify that I know or have satisfactory evidence that Robert D. George is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the VP, CFO of ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: 04/22/2011

/s/ Debra H. Rynhoud
(Signature)

(Seal or stamp)

Title: EXEC. ASSISTANT TO CEO & CFO

Notary Public in and for the State of Washington

My appointment expires: 11/21/2012

STATE OF )
) ss.
COUNTY OF )

I certify that I know or have satisfactory evidence that                              is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the                          of ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated:

(Signature)

(Seal or stamp)

Title:

Notary Public in and for the State of

My appointment expires:

State of California	}
County of Los Angeles

On April 28, 2011	before me,	Elicia A. Hauschild, Notary Public
Date	Here Insert Name and Title of the Officer

personally appeared	Michael Bruckner

Name(s) of Signer(s)

who proved to me on the basis of satisfactory evidence to be the person (s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Place Notary Seal Above	Signature	/s/ Elicia A. Hauschild
Signature of Notary Public

EXHIBIT B

TENANT WORK LETTER

For purposes of this Tenant Work Letter, the “Premises” shall be deemed to mean, collectively, the Existing Premises and the Expansion Premises. This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.

SECTION 1

LANDLORD’S INITIAL CONSTRUCTION IN THE PREMISES

1.1     Base, Shell and Core of the Premises as Constructed by Landlord. Landlord has constructed, at its sole cost and expense, the base, shell, and core (i) of the Premises and (ii) of the floor of the Building on which the Premises is located (collectively, the “Base, Shell, and Core”). The Base, Shell and Core shall consist of those portions of the Premises which were in existence prior to the construction of the tenant improvements in the Premises.

1.2     Landlord Work. Landlord shall cause the construction or installation of a Building standard demising wall (with dry wall ready for finish on the Premises side) and any required corridor work in order that the Expansion Premises shall be separately demised from the remainder of the space located on the floor on which the Premises are located (collectively, the “Landlord Work”). Tenant may not change or alter the Landlord Work.

SECTION 2

TENANT IMPROVEMENTS

2.1     Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $842,765.00 for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance. All Tenant Improvements for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

2.2     Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord’s disbursement process) for costs related to the construction of the Tenant Improvements and for the following items and costs (collectively, the “Tenant Improvement Allowance Items”): (i) payment of the fees of the “Architect”, as that term is defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord

EXHIBIT B

and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter, including, without limitation, the “Systems Plans,” as that term is defined in Section 3.4.2 of this Tenant Work Letter, (ii) payment of out-of-pocket costs incurred by Tenant for consultants in connection with the supervision of the Tenant Improvements (including, without limitation, supervision fees), (iii) costs incurred in obtaining any permits required in connection with the Tenant Improvements, (iv) the cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings; (v) the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the “Code”); (vi) fifty percent (50%) of the cost to construct the demising wall described in Section 1.2, above; and (vii) the “Landlord Supervision Fee”, as that term is defined in Section 4.3.2 of this Tenant Work Letter.

2.3     Standard Tenant Improvement Package. Landlord has established specifications (the “Specifications”) for the Building standard components to be used in the construction of the Tenant Improvements in the Premises (collectively, the “Standard Improvement Package”), which Specifications shall be supplied to Tenant by Landlord. The quality of Tenant Improvements shall be equal to or of greater quality than the quality of the Specifications, provided that Landlord may, at Landlord’s option, require the Tenant Improvements to comply with certain Specifications.

2.4     Unused Tenant Improvement Allowance. Following completion of the Tenant Improvements, upon notice from Tenant to Landlord (the “Election Notice”) delivered prior to the date (the “Outside Date”) that is one (1) year following the Expansion Premises Commencement Date, Tenant shall be entitled to utilize any unused portion of the Tenant Improvement Allowance (but in no event in excess of $120,395.00) (the “Available Unused Allowance”) at Tenant’s option, either (i) for costs incurred for the purchase and installation of furniture, fixtures and equipment (including cabling) for the Premises, (ii) for moving costs incurred in moving into the Expansion Premises, and/or (iii) as a credit against the Base Rent due for the Premises. Tenant shall be permitted to choose any combination of items (i), (ii) and/or (iii), above, provided that in no event shall the aggregate of any reimbursement under this Section 2.4 and any Base Rent credit under this Section 2.4 exceed the Available Unused Allowance, and provided further that in no event shall the aggregate of Landlord’s disbursements under this Tenant Work Letter (whether under this Section 2.4 or in connection with the Tenant Improvements) and any Base Rent credit exceed the Tenant Improvement Allowance. Any portion of the Tenant Improvement Allowance utilized by Tenant for the costs described in item (i) or (ii), above, shall be disbursed by Landlord within thirty (30) days following Landlord’s receipt of invoices marked as paid, and/or other documentation reasonably satisfactory to Landlord, evidencing such costs and Tenant’s payment thereof (which shall be delivered concurrently with Tenant’s delivery of the Election Notice), and any portion of the Tenant Improvement Allowance utilized by Tenant as a Base Rent credit shall be applied to the next Base Rent due under the Lease, as amended hereby (but in no event shall any Base Rent credit due Tenant hereunder be applied prior to the Expansion Premises Commencement Date). If Tenant fails to deliver an Election Notice (and any required associated documentation) with respect to any Available Unused Allowance or if the Tenant Improvement Allowance otherwise remains unused as of the Outside Date, any such unused portions of the Tenant Improvement Allowance shall revert to and become the sole property of Landlord, and Tenant shall have no further rights thereto.

EXHIBIT B

SECTION 3

CONSTRUCTION DRAWINGS

3.1     Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner reasonably approved by Landlord (the “Architect”) to prepare certain “Construction Drawings,” as that term is defined in this Section 3.1, as provided for in this Tenant Work Letter. The plans and drawings to be prepared by Architect hereunder, which shall be deemed to include, without limitation, the “Final Space Plan,” as that term is defined in Section 3.2, below, the “Final Working Drawings,” as that term is defined in Section 3.3 of this Tenant Work Letter, along with the Systems Plans, shall collectively be known collectively as the “Construction Drawings.” All Construction Drawings shall be in a commercially reasonable drawing format, and shall be subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed). In the event that Landlord shall disapprove of any Construction Drawings, Landlord shall, in its notice of disapproval, provide Tenant with a reasonably detailed description as to the basis for Landlord’s disapproval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Further, notwithstanding that any Construction Drawings are reviewed and/or prepared by Landlord or its space planner, architect, engineers and consultants, and/or by Contractor or the “Subcontractors”, as that term is defined in Section 3.4.2, below, as the case may be, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants and/or by Contractor or the Subcontractors, as the case may be, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2     Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

3.3     Final Working Drawings. On or before the date set forth in Schedule 1, Tenant and the Architect shall complete (i) the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits, and (ii) a detailed description of any overstandard requirements of Tenant in connection with the structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler components of the Tenant Improvements (the “Systems Requirements”) (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval.

3.4     Permits; Systems Permits: C of O; Change Orders. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of the construction of the Tenant Improvements.

EXHIBIT B

3.4.1     Permits. Landlord shall be responsible for obtaining applicable building permits in connection with the construction of the Tenant Improvements (the “Permits”), provided that to the extent that Landlord shall be unable to obtain or is delayed in obtaining the Permits due to the design of the Tenant Improvements, as set forth in the Approved Working Drawings, including, without limitation, due to the failure of the Approved Working Drawings, or the improvements set forth therein, to comply with applicable governmental laws, rules, regulations or requirements (in any event, a “Tenant Caused Permit Failure”), such delay shall be considered a “Tenant Delay,” as that term is defined in Section 5.2 of this Tenant Work Letter, subject to the terms of Sections 5.2 and 5.3 of this Tenant Work Letter. Tenant shall cooperate with all Landlord requests in connection with Landlord’s obtaining of the Permits and/or matters affecting Landlord’s ability to obtain the Permits.

3.4.2     Systems Plans; Systems Permits. Landlord shall cause “Contractor,” as that term is defined in Section 4.1, below, and/or the subcontractors retained in connection with the Tenant Improvements (the “Subcontractors”) to prepare structural, mechanical, electrical, plumbing, HVAC, life safety and sprinkler system plans as reasonably required in connection with the Tenant Improvements (collectively, the “Systems Plans”). Tenant shall cooperate in good faith with Landlord, Contractor and/or the Subcontractors, as applicable, to supply such information as is necessary to allow the Systems Plans to be prepared in a form acceptable to Landlord and which is complete to obtain all applicable permits and in a manner that is consistent with, and is a logical extension of, the Approved Working Drawings (as reasonably determined by Landlord). In connection with the foregoing, Tenant shall provide Landlord, Contractor and/or the Subcontractors with any information reasonably required or requested by Landlord, Contractor and/or the Subcontractors in connection with the preparation of the Systems Plans within three (3) business days following request by Landlord, Contractor and/or the Subcontractors, as the case may be. Tenant shall approve the Systems Plans, in Tenant’s reasonable discretion, within three (3) business days following delivery thereof by Landlord to Tenant. Following receipt of such approval, Landlord shall be responsible for obtaining governmental permits required in connection with the Systems Plans, provided that to the extent any governmental permit required for the Systems Plans shall not be issued or shall be delayed in being issued as a result of the design of the Tenant Improvements, as set forth in the Approved Working Drawings, and/or due to the specific Systems Requirements of Tenant (as opposed to the Systems Requirements of a typical general office user for typical general office tenant improvements), and/or due to any other act or omission of Tenant (including, without limitation, any changes requested by Tenant to the Systems Plans), then the same shall constitute a Tenant Delay, subject to the terms of Sections 5.2 and 5.3 of this Tenant Work Letter (a “Tenant Caused Systems Permit Failure”).

3.4.3     Certificate of Occupancy. Landlord shall be responsible for obtaining a certificate of occupancy, temporary certificate of occupancy, or its legal equivalent, for the Premises (in any event, a “C of O”), provided that to the extent that Landlord causes the construction of the Tenant Improvements to be completed in accordance with the Approved Working Drawings and the Systems Plans and shall not be able to or is delayed in obtaining a C of O as a result of the design of the Tenant Improvements, as set forth in the Approved Working Drawings, or the specific Systems Requirements of Tenant (as opposed to the Systems Requirements of a typical general office user for typical general office tenant improvements), the same shall constitute a Tenant Delay, subject to the terms of Sections 5.2 and 5.3 of this Tenant

EXHIBIT B

Work Letter (a “Tenant Caused C of O Failure”). Tenant shall cooperate with all Landlord requests in connection with Landlord’s obtaining of a C of O and/or matters affecting Landlord’s ability to obtain a C of O.

3.4.4     Change Orders. No material changes, modifications or alterations in the Approved Working Drawings and/or the Systems Plans may be made without the prior written consent of Landlord and Tenant, which shall not be unreasonably withheld, conditioned or delayed, provided that any delays resulting from any changes by Tenant hereunder shall be deemed to be a Tenant Delay, subject to the terms of Sections 5.2 and 5.3 of this Tenant Work Letter.

3.5     Time Deadlines. Landlord and Tenant shall use its good faith efforts and reasonable due diligence to cooperate with the Architect, Contractor, the Subcontractors, and each other to complete all phases of the Construction Drawings (including, without limitation, the Systems Plans) and the permitting process and to receive all permits, and with Contractor to obtain the “Contract Cost,” as that term is defined in Section 4.2 of this Tenant Work Letter, as soon as practical after the execution of the Lease, and, in that regard, shall meet with Landlord on a scheduled basis to be determined by Landlord, to discuss Tenant’s progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines. Notwithstanding the foregoing, Tenant’s failure to comply with the Time Deadlines shall not be a default by Tenant of the Lease, as amended hereby, but shall be a Tenant Delay, subject to the terms of Sections 5.2 and 5.3 of this Tenant Work Letter.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1     Contractor. A contractor selected pursuant to the terms of this Section 4 (“Contractor”) shall construct the Tenant Improvements.

4.2     Competitive Bidding. The Contractor shall be selected pursuant to a competitive bidding process. Landlord shall select no less than three (3) contractors (from the list set forth on Schedule 2, attached hereto) to participate in the process. Each such contractor shall be notified in the bidding package of the time schedule for construction of the Tenant Improvements and that, unless Landlord otherwise requires, such contractors shall be required to use the fire, lifesafety and/or certain other subcontractors designated by Landlord. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind comparison can be made. To the extent that one or more of the bidding contractors shall not commit to Landlord’s commercially reasonable timing requirements, Landlord shall cause additional contractors set forth on Schedule 2 to this Tenant Work Letter (or otherwise reasonably agreed upon by Landlord and Tenant) to bid in accordance with the terms of this Section 4.2, in order that Landlord shall have not less than three (3) bids to provide to Tenant pursuant to the terms hereof (the “Qualified Bids”). Landlord shall deliver to Tenant not less than three (3) Qualified Bids and shall provide Tenant with Landlord’s recommendations (if any) with respect thereto. Within five (5) business

EXHIBIT B

days following receipt of the Qualified Bids from Landlord, Tenant shall select the Qualified Bid (which need not be the low bid) pursuant to which Landlord shall construct the Tenant Improvements. The date of selection of such contractor shall be known hereafter as the “Selection Date” and the cost of all Tenant Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Tenant Improvements shall be referred to herein as the “Contract Cost.”

4.3     Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1     Over-Allowance Amount. For purposes of this Lease, the “Over- Allowance Amount” shall equal the difference between (i) the amount of the Contract Cost and (ii) the amount of the Tenant Improvement Allowance. Tenant shall pay, immediately upon written notice from Landlord, a percentage of each amount due from Landlord to the Contractor or otherwise disbursed under this Tenant Work Letter, which percentage shall be equal to the amount of the Over-Allowance Amount divided by the amount of the Contract Cost, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. In the event that, following the Selection Date, the cost relating to the design and construction of the Tenant Improvements shall change, any additional costs over the Tenant Improvement Allowance shall be added to the Over-Allowance Amount and Tenant shall be responsible therefor and shall pay for the same as Landlord disburses any then remaining Tenant Improvement Allowance in a pro rata manner consistent with the terms hereof. In no event shall Landlord be obligated to disburse an amount in excess of the Tenant Improvement Allowance pursuant to the terms of this Tenant Work Letter.

4.3.2     Landlord’s Retention of Contractor. Landlord shall independently retain Contractor, on behalf of Tenant, to construct the Tenant Improvements in accordance with the Approved Working Drawings and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the “Landlord Supervision Fee”) to Landlord in an amount equal to the product of (i) two percent (2%) and (ii) an amount equal to the Tenant Improvement Allowance plus the Over-Allowance Amount (as such Over- Allowance Amount may increase pursuant to the terms of this Tenant Work Letter).

4.3.3     Contractor’s Warranties and Guaranties. Landlord shall cause Landlord’s contract with Contractor to include commercially reasonable, assignable warranties and guaranties (the “Contractor Warranties”). In connection with the foregoing, Landlord hereby assigns to Tenant all Contractor Warranties relating to the Tenant Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements. Landlord shall cause the Contractor to indemnify, defend, protect, and hold harmless Tenant from any and all loss, cost, damage, expense and liability (including, without limitation, reasonable attorneys’ fees) incurred in connection with any personal injury and/or property damage caused by Contractor’s negligence or willful misconduct in connection with the construction of the Tenant Improvements, provided that in the event that Landlord shall fail to obtain such indemnity in Landlord’s contract with Contractor, Landlord shall not be in default of this Tenant Work Letter, but Landlord shall in such instance indemnify, defend, protect, and hold harmless Tenant from any and all loss, cost, damage, expense and liability (including, without limitation, reasonable attorneys’ fees) incurred in connection with any personal injury and/or property damage caused by Contractor’s negligence or willful misconduct in connection with the construction of the Tenant Improvements.

EXHIBIT B

4.4     Tenant’s Covenants. Immediately after the substantial completion of the Tenant Improvements, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Tenant Improvements.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;

EXPANSION PREMISES COMMENCEMENT DATE

5.1     Ready for Occupancy. The Expansion Premises shall be deemed “Ready for Occupancy” upon the Substantial Completion of the Expansion Premises. For purposes of this First Amendment, “Substantial Completion” of the Expansion Premises shall occur upon the completion of construction of the Tenant Improvements in the Expansion Premises pursuant to the Approved Working Drawings and the Systems Plans, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and receipt of a C of O (subject to the terms of Section 5.2, below).

5.2     Delay of the Substantial Completion of the Expansion Premises. Except as provided in this Section 5.2, the Expansion Premises Commencement Date shall occur as set forth in this First Amendment and Section 5.1, above. Subject to the terms of Section 5.3, below, if there shall be a delay or there are delays in the Substantial Completion of the Expansion Premises to the extent resulting from:

5.2.1     Tenant’s failure to comply with the Time Deadlines;

5.2.2     Tenant’s failure to timely approve any matter requiring Tenant’s approval;

5.2.3     A breach by Tenant of the terms of this Tenant Work Letter or the Lease, as amended;

5.2.4     Changes in any of the Construction Drawings after disapproval of the same by Landlord or because the same do not comply with Code or other applicable laws;

5.2.5     Tenant’s request for changes in the Approved Working Drawings or the Systems Plans;

5.2.6     Tenant’s requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Expansion Premises, as set forth in this First Amendment;

5.2.7     Changes to the Base, Shell and Core required by the Approved Working Drawings;

EXHIBIT B

5.2.8     Any Tenant Caused Permit Failure, any Tenant Caused Systems Permit Failure and/or any Tenant Caused C of O Failure; or

5.2.9     Any other acts or omissions of Tenant, or its agents, or employees;

(each, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the First Amendment or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Expansion Premises, the date of Substantial Completion of the Expansion Premises shall be deemed to be the date the Substantial Completion of the Expansion Premises would have occurred if no Tenant delay or delays, as set forth above, had occurred.

5.3     Tenant Delay Limitations. Notwithstanding anything in Section 5.2, above, to the contrary, (i) in no event shall a Tenant Delay be deemed to have commenced until such time as Landlord shall have delivered to Tenant notice of the circumstance which is the basis for Tenant Delay, (ii) Landlord shall use commercially reasonable efforts, as and to the extent the same shall then exist, to mitigate the effects of any Tenant Delay, (iii) in no event shall any Tenant Delay be deemed to have occurred to the extent that, notwithstanding such delay, Landlord causes the Substantial Completion of the Expansion Premises to occur on or before the Anticipated Expansion Premises Commencement Date, and (iv) the first ten (10) days of Tenant Delay, in the aggregate, shall not serve to alter or modify the Expansion Premises Commencement Date.

SECTION 6

MISCELLANEOUS

6.1     Tenant’s Entry Into the Expansion Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Expansion Premises, Contractor shall allow Tenant access to the Expansion Premises not less than fifteen (15) days prior to the Substantial Completion of the Expansion Premises for the purpose of Tenant installing equipment or fixtures (including Tenant’s data and telephone equipment) in the Expansion Premises. Prior to Tenant’s entry into the Expansion Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their reasonable approval, which schedule shall detail the timing and purpose of Tenant’s entry. In the event that Landlord shall require Tenant to delay any Tenant requested entry into the Expansion Premises pursuant to the terms of this Section 6.1 during the 15-day period immediately prior to the Substantial Completion of the Expansion Premises (and Landlord has not provided Tenant access to the Expansion Premises prior to such 15-day period for the purposes provided hereunder such that Tenant had access to the Expansion Premises for the purposes provided hereunder for an aggregate of 15 days), then Landlord hereby agrees that the Substantial Completion of the Expansion Premises shall be deemed to be delayed until such time as Landlord shall have provided Tenant access to the Expansion Premises pursuant to the terms hereof for an aggregate period of not less than fifteen (15) days. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Expansion Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 6.1.

EXHIBIT B

6.2     Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Expansion Premises.

6.3     Tenant’s Representative. Tenant has designated Mr. Bob George as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4     Landlord’s Representative. Landlord has designated Mr. Chris Broadgate as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5     Labor Harmony. Upon reasonable notice from Landlord, shall cease using contractors, services, workmen, labor, materials or equipment (collectively, “Tenant Agents”) that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building. Subject to Tenant’s compliance with the foregoing requirements, Tenant shall not be in Tenant Delay hereunder solely as a result of Tenant’s use of non-union Tenant Agents.

6.6     Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, as amended hereby, if an event of default as described in the Lease, as amended hereby, or a default by Tenant under this Tenant Work Letter, has occurred at any time on or before the substantial completion of the Tenant Improvements, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, as amended hereby, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or cease or delay preparation of the Systems Plans and/or cause Contractor to cease the construction of the Tenant Improvements (in any such case(s), Tenant shall be responsible for any delay in the Substantial Completion of the Expansion Premises caused by any Landlord election under this Section 6.7 pursuant to the terms of Section 5 of this Tenant Work Letter).

6.7     Construction of Tenant Improvements: Tenant’s Occupancy of Existing Premises. Tenant hereby acknowledges that, notwithstanding Tenant’s occupancy of the Existing Premises during Landlord’s construction of the Tenant Improvements, Landlord shall be permitted to complete the Tenant Improvements during normal business hours, and Tenant shall provide a clear working area for the construction of the Tenant Improvements (including, but not limited to, moving of furniture, fixtures and Tenant’s property away from the area in which Landlord is constructing the Tenant Improvements). In connection therewith, Tenant shall cooperate with all reasonable Landlord requests made in connection with Landlord’s completion of the Tenant Improvements. Landlord shall use commercially reasonable efforts in connection with the construction of the Tenant Improvements in the Existing Premises to minimize any material interference with the conduct of Tenant’s business therein (the “Construction Standard”). Subject to the foregoing, Tenant hereby agrees that the construction or installation of the Tenant Improvements shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the

EXHIBIT B

construction or installation of the Tenant Improvements, nor, so long as Landlord complies with the Construction Standard, shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Existing Premises or of Tenant’s personal property or improvements resulting from the construction or installation of the Tenant Improvements or Landlord’s actions in connection with the construction or installation of the Tenant Improvements, or for any inconvenience or annoyance occasioned by Landlord’s construction or installation of the Tenant Improvements.

EXHIBIT B

SCHEDULE 1 TO EXHIBIT B

TIME DEADLINES

Dates	Actions to be Performed

A. April 19, 2011	Final Space Plan to be completed by Tenant and delivered to Landlord.

B. May 10, 2011	Tenant to deliver Final Working Drawings to Landlord.

SCHEDULE 1 TO

EXHIBIT B

SCHEDULE 2 TO EXHIBIT B

LIST OF CONTRACTORS

1.	JE Cummings Corporation
2.	HST Construction
3.	Unimark
4.	Howard S. Wright
5.	Turner Construction
6.	Lydig Construction
7.	Foushee and Associates Company, Inc.
8.	Schuchart Construction

SCHEDULE 2 TO

EXHIBIT B

SECOND AMENDMENT TO OFFICE AGREEMENT LEASE

This Second Amendment to Office Lease Agreement (this “Second Amendment”) is made and entered into as of May 4, 2011, by and between CITY CENTER BELLEVUE PROPERTY LLC, a Delaware limited partnership (“Landlord”), and ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (“Tenant”).

R E C I T A L S :

A.     Landlord (as successor-in-interest to WA-City Center Bellevue, L.L.C.) and Tenant are parties to that certain Office Lease Agreement, dated July 1, 2003, as amended by that certain First Amendment to Office Lease Agreement (the “First Amendment”), dated April 14, 2011 (collectively, the “Lease”), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord 17,833 rentable square feet of space (the “Existing Premises”) on the fifteenth (15th) floor of the building located at 500 108th Avenue NE, Bellevue, Washington (the “Building”).

B.     The parties desire to amend the Lease on the terms and conditions set forth in this Second Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

1.     Terms. All undefined terms when used herein shall have the same respective meanings as are given such terms in the Lease, unless expressly provided otherwise in this Second Amendment.

2.     Tenant Work Letter. Landlord and Tenant hereby agree that Schedule 1 to the Tenant Work Letter attached to the First Amendment as Exhibit B is hereby deleted in its entirety and is replaced with Schedule 1, attached hereto.

3.     No Further Modification. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Second Amendment, the terms and conditions of this Second Amendment shall prevail.

4.     Counterparts. This Second Amendment may be executed in multiple counterparts and each counterpart, when fully executed and delivered, shall constitute an original instrument and all such multiple counterparts shall constitute but one and the same instrument.

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

CITY CENTER BELLEVUE PROPERTY LLC, a Delaware limited partnership		ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation

By:	/s/ Jeremy B. Fletcher	By:	/s/ Robert D. George
	Jeremy B. Fletcher, Senior Managing Director		Its:	VP, CFO
By:
Its:

NOTARY PAGE

STATE OF )
) ss.
COUNTY OF )

I certify that I know or have satisfactory evidence that Robert D. George is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the second Amendment Office Lease of ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: 04/22/2011

/s/ Debra H. Rynhoud
(Signature)

(Seal or stamp)

Title: Executive Assistant to CEO, CFO & BOD

Notary Public in and for the State of Washington My appointment expires: 11/21/2012

STATE OF )
) ss.
COUNTY OF )

I certify that I know or have satisfactory evidence that                          is the person who appeared before me, and said person acknowledged that (he/she) signed this instrument, on oath stated that (he/she) was authorized to execute the instrument and acknowledged it as the                      of ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated:

(Signature) (Seal or stamp)

Title:

Notary Public in and for the State of

My appointment expires:

STATE OF CALIFORNIA	)

COUNTY OF LOS ANGELES	)

On MAY 18, 2011, before me, STEFANIA PANFILI, a Notary Public,personally appeared Jeremy B. Fletcher, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	/s/ Stefania Panfili	(Seal)

SCHEDULE 1 TO EXHIBIT B

TIME DEADLINES

Dates	Actions to be Performed

A. May 10, 2011	*Final Space Plan to be completed by Tenant and delivered to Landlord.

B. June 1,2011	Tenant to deliver Final Working Drawings to Landlord.

*Landlord and Tenant acknowledge and agree that Final Space Plan referenced above shall be in a condition and shall include specificity sufficient that Landlord shall be able to obtain all permits with respect thereto.

SCHEDULE 1 TO

EXHIBIT B